UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2018

COLONY NORTHSTAR CREDIT REAL ESTATE, INC.

(Exact name of registrant as specified in its charter)

Maryland	333-221685	38-4046290
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

515 S. Flower Street, 44th Floor Los Angeles, CA		90071
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 282-8820

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

EXPLANATORY NOTE

This Current Report on Form 8-K is being filed in connection with the completion on January 31, 2018 of the transactions contemplated by that certain Master Combination Agreement, dated as of August 25, 2017, as amended and restated on November 20, 2017 (the “Combination Agreement”), by and among (i) Colony NorthStar Credit Real Estate, Inc., a Maryland corporation (the “Company”), (ii) Credit RE Operating Company, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Company OP”), (iii) Colony Capital Operating Company, LLC (“CLNS OP”), a Delaware limited liability company and the operating company of Colony NorthStar, Inc., a Maryland corporation (“CLNS”), (iv) NRF RED REIT Corp., a Maryland corporation and indirect subsidiary of CLNS OP (“RED REIT”), (v) NorthStar Real Estate Income Trust, Inc., a Maryland corporation (“NorthStar I”), (vi) NorthStar Real Estate Income Trust Operating Partnership, LP, a Delaware limited partnership and the operating partnership of NorthStar I (“NorthStar I OP”), (vii) NorthStar Real Estate Income II, Inc., a Maryland corporation (“NorthStar II”), and (viii) NorthStar Real Estate Income Operating Partnership II, LP, a Delaware limited partnership and the operating partnership of NorthStar II (“NorthStar II OP”).

Pursuant to the Combination Agreement, (i) CLNS OP contributed and conveyed to the Company a select portfolio of assets and liabilities (the “CLNS OP Contributed Entities”) of CLNS OP (the “CLNS OP Contribution”), (ii) RED REIT contributed and conveyed to Company OP a select portfolio of assets and liabilities of RED REIT (the “RED REIT Contribution” and, together with the CLNS OP Contribution, the “CLNS Contributions”), (iii) at 11:56 p.m., Eastern Time, on January 31, 2018 (the “NorthStar I Merger Effective Time”), NorthStar I merged with and into the Company, with the Company surviving the merger (the “NorthStar I Merger”), (iv) at 11:56 p.m., Eastern Time, on January 31, 2018 (the “NorthStar II Merger Effective Time”), NorthStar II merged with and into the Company, with the Company surviving the merger (the “NorthStar II Merger” and, together with the NorthStar I Merger, the “Mergers”), and (v) immediately following the Mergers, the Company contributed and conveyed to Company OP the CLNS OP Contributed Entities and the equity interests of each of NorthStar I OP and NorthStar II OP then owned by the Company in exchange for units of membership interest in Company OP (the “Company Contribution” and, collectively with the Mergers and the CLNS Contributions, the “Combination”). The events described below took place in connection with the completion of the Combination.

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth in the Explanatory Note and Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

OP Operating Agreement

In connection with the Combination, the Company entered into the Amended and Restated Operating Agreement of Company OP, dated as of January 31, 2018 (the “OP Operating Agreement”), by and among the Company, RED REIT and certain other parties thereto (together with RED REIT, the “Non-Managing Members”). The OP Operating Agreement reflects the Company’s structure as a real estate investment trust following the Combination.

As the sole managing member of Company OP, the Company has exclusive and complete responsibility and discretion in the management of Company OP, and the Non-Managing Members may not transact business for, or participate in, the management activities or decisions of Company OP, except as provided in the OP Operating Agreement or as required by applicable law. This discretion includes the power to cause Company OP to issue additional units of membership interest in Company OP (“OP Units”) in one or more classes or series. These additional OP Units may include preferred membership units. Generally, the Company may issue additional shares of the Company’s stock, or rights, options, warrants or convertible or exchangeable securities having the right to subscribe for or purchase shares of the Company’s stock only if the Company causes Company OP to issue membership interests or rights, options, warrants or convertible or exchangeable securities of Company OP having economic rights that are substantially similar to the securities that the Company has issued.

The OP Operating Agreement requires that the Company cause Company OP to distribute quarterly all, or such portions as the Company may determine, available cash generated by Company OP during such quarter to the holders of OP Units. The Company, in its sole discretion, may cause Company OP to distribute available cash to the holders of OP Units on a more or less frequent basis than quarterly.

The OP Operating Agreement provides that the Company may not be removed as managing member by the other members without the Company’s consent. In addition, as the managing member, the Company may not voluntarily withdraw from Company OP or transfer or assign all or any portion of its membership interest in Company OP (other than a transfer to one of its wholly owned subsidiaries or in connection with a permitted Termination Transaction (as defined below)) without the consent of the members (other than the Company, the managing member and entities controlled by the Company or the managing member) holding a majority of the OP Units based on the number of OP Units then held by members (other than the Company, the managing member and entities controlled by the Company or the managing member) entitled to vote on or consent to such matter. A “Termination Transaction” generally means any direct or indirect transfer of all or any portion of the Company’s membership interest in Company OP in connection with any merger, sale of assets, recapitalization or similar fundamental transactions. The consent of the Non-Managing Members to a Termination Transaction is not required if:

•	each OP Unit is entitled to receive an amount of cash, securities or other property equal to the product of the number of shares of the Company’s common stock into which each OP Unit is then exchangeable and the greatest amount of cash, securities or other property paid to the holder of one share of the Company’s common stock in consideration of such share in connection with the Termination Transaction; or

•	all of the following conditions are met: (i) substantially all of the assets directly or indirectly owned by Company OP prior to the announcement of the Termination Transaction are, immediately after the Termination Transaction, owned directly or indirectly by Company OP or another limited liability company, limited partnership or other entity providing similar statutory limited liability for its non-managing equity owners that is the survivor of a merger, consolidation or combination of assets with Company OP (the “surviving company”); (ii) the surviving company is classified as a partnership for U.S. federal income tax purposes; and (iii) the rights of such members with respect to the surviving company include certain specified UPREIT features, such as the OP Unit redemption right.

The foregoing description of the OP Operating Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the OP Operating Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Credit Agreement

On February 1, 2018, Company OP (together with certain subsidiaries of Company OP from time to time party thereto as borrowers, collectively, the “Borrowers”) entered into a Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, and the several lenders from time to time party thereto (the “Lenders”), pursuant to which the Lenders agreed to provide a revolving credit facility in the aggregate principal amount of up to $400.0 million. The Credit Agreement also includes an option for the Borrowers to increase the maximum available principal amount to up to $600.0 million, subject to one or more new or existing Lenders agreeing to provide such additional loan commitments and satisfaction of other customary conditions.

Advances under the Credit Agreement accrue interest at a per annum rate equal to, at the applicable Borrower’s election, either a LIBOR rate plus a margin of 2.25%, or a base rate determined according to a prime rate or federal funds rate plus a margin of 1.25%. An unused commitment fee at a rate of 0.25% or 0.35%, per annum, depending on the amount of facility utilization, applies to un-utilized borrowing capacity under the Credit Agreement. Amounts owing under the Credit Agreement may be prepaid at any time without premium or penalty, subject to customary breakage costs in the case of borrowings with respect to which a LIBOR rate election is in effect.

The maximum amount available for borrowing at any time under the Credit Agreement is limited to a borrowing base valuation of certain investment assets, with the valuation of such investment assets generally determined according to a percentage of adjusted net book value. As of the date hereof, the borrowing base valuation is sufficient to permit borrowings of up to the entire $400.0 million commitment. The ability to borrow new amounts under the Credit Agreement terminates on February 1, 2022, at which time Company OP may, at its election and by written notice to the administrative agent, extend the termination date for two (2) additional terms of six (6) months each, subject to the terms and conditions in the Credit Agreement, resulting in a latest termination date of February 1, 2023.

The obligations of the Borrowers under the Credit Agreement are guaranteed pursuant to a Guarantee and Collateral Agreement with certain subsidiaries of Company OP in favor of JPMorgan Chase Bank, N.A. (the “Guarantee and Collateral Agreement”) by substantially all material wholly owned subsidiaries of Company OP and, subject to certain exceptions, secured by a pledge of substantially all equity interests owned by the Borrowers and the guarantors, as well as by a security interest in deposit accounts of the Borrowers and the Guarantors (as such terms are defined in the Guarantee and Collateral Agreement) in which the proceeds of investment asset distributions are maintained.

The Credit Agreement contains various affirmative and negative covenants, including, among other things, the obligation of the Company to maintain REIT status and be listed on the New York Stock Exchange, and limitations on debt, liens and restricted payments. In addition, the Credit Agreement includes the following financial covenants applicable to Company OP and its consolidated subsidiaries: (a) minimum consolidated tangible net worth of Company OP greater than or equal to the sum of (i) $2,105,000,000 and (ii) 50% of the proceeds received by Company OP from any offering of its common equity and of the proceeds from any offering by the Company of its common equity to the extent such proceeds are contributed to Company OP, excluding any such proceeds that are contributed to Company OP within ninety (90) days of receipt and applied to acquire capital stock of Company OP; (b) Company OP’s EBITDA plus lease expenses to fixed charges for any period of four (4) consecutive fiscal quarters not less than 1.50 to 1.00; (c) Company OP’s minimum interest coverage ratio not less than 3.00 to 1.00; and (d) Company OP’s ratio of consolidated total debt to consolidated total assets must not exceed 0.70 to 1.00. The Credit Agreement also includes customary events of default, including, among other things, failure to make payments when due, breach of covenants or representations, cross default to material indebtedness or material judgment defaults, bankruptcy matters involving any Borrower or any Guarantor and certain change of control events. The occurrence of an event of default will limit the ability of Company OP and its subsidiaries to make distributions and may result in the termination of the credit facility, acceleration of repayment obligations and the exercise of remedies by the Lenders with respect to the collateral.

The foregoing description of the Credit Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Management Agreement

In connection with the Combination, on January 31, 2018, the Company and Company OP entered into a management agreement (the “Management Agreement”) with CLNC Manager, LLC, a wholly owned subsidiary of CLNS OP (the “Manager”). Pursuant to the Management Agreement, the Manager will manage the Company’s assets and its day-to-day operations. The Manager will be responsible for, among other matters, (1) the selection, origination, acquisition, management and sale of the Company’s portfolio investments, (2) the Company’s financing activities and (3) providing the Company with investment advisory services. The Manager will also be responsible for the Company’s day-to-day operations and will perform (or will cause to be performed) such services and activities relating to the Company’s investments and business and affairs as may be appropriate. The Management Agreement requires the Manager to manage the Company’s business affairs in conformity with the investment guidelines and other policies that are approved and monitored by the Board of Directors of the Company (the “Board”). The Manager’s role as Manager will be under the supervision and direction of the Board.

The initial term of the Management Agreement expires on the third anniversary of the closing of the Combination and will be automatically renewed for a one-year term each anniversary date thereafter unless earlier terminated as described below. The Company’s independent directors will review the Manager’s performance and the fees that may be payable to the Manager annually and, following the initial term, the Management Agreement may be terminated annually if there has been an affirmative vote of at least two-thirds of the Company’s independent directors determining that (1) there has been unsatisfactory performance by the Manager that is materially detrimental to the Company or (2) the compensation payable to the Manager, in the form of base management fees and incentive fees taken as a whole, or the amount thereof, is not fair to the Company, subject to the Manager’s right to prevent such termination due to unfair fees by accepting reduced compensation as agreed to by at least two-thirds of the Company’s independent directors. The Company must provide the Manager 180 days’ prior written notice of any such termination.

The Company may also terminate the Management Agreement for cause (as defined in the Management Agreement) at any time, including during the initial term, without the payment of any termination fee, with at least 30 days’ prior written notice from the Board. Unless terminated for cause, the Manager will be paid a termination fee as described in the table below. The Manager may terminate the Management Agreement if the Company becomes required to register as an investment company under the Investment Company Act of 1940, as amended, with such termination deemed to occur immediately before such event, in which case the Company would not be required to pay a termination fee. The Manager may decline to renew the Management Agreement by providing the Company with 180 days’ prior written notice, in which case the Company would not be required to pay a termination fee. The Manager may also terminate the Management Agreement with at least 60 days’ prior written notice if the Company breaches the Management Agreement in any material respect or otherwise is unable to perform its obligations thereunder and the breach continues for a period of 30 days after written notice to the Company, in which case the Manager will be paid a termination fee as described in the table below.

The following table summarizes the fees and expense reimbursements that the Company will pay to the Manager:

Management Fee	1.5% of the Company’s stockholders’ equity, per annum (0.375% per quarter), payable quarterly in arrears in cash. For purposes of calculating the base management fee, the Company’s stockholders’ equity means: (a) the sum of (1) the net proceeds received by the Company (or, without duplication, the Company’s direct subsidiaries, such as Company OP) from all issuances of the Company’s or such subsidiaries’ common and preferred equity securities since inception (allocated on a pro rata basis for such issuances during the calendar quarter of any such issuance), plus (2) the Company’s cumulative Core Earnings (as defined below) from and after the closing date of the Combination to the end of the most recently completed calendar quarter, less (b)(1) any distributions to the Company’s common stockholders (or owners of common equity of the Company’s direct subsidiaries, such as Company OP, other than the Company or any of such subsidiaries), (2) any amount that the Company or any of the Company’s direct subsidiaries, such as Company OP, have paid to (x) repurchase for cash the Company’s common stock or common equity securities of such subsidiaries or (y) repurchase or redeem for cash the Company’s preferred equity securities or preferred equity securities of such subsidiaries, in each case since the closing date of the Combination and (3) any incentive fee (as described below) paid to the Manager since the closing date of the Combination. With respect to that portion of the period from and after the closing date of the Combination that is used in the calculation of the base management fee, all items in the foregoing sentence (other than clause (a)(2)) are calculated on a daily weighted average basis. The Company’s stockholders’ equity includes any restricted shares of the Company’s common stock or common equity of the Company’s direct subsidiaries, such as Company OP, and any other shares of the Company’s common stock or common equity of such subsidiaries underlying awards granted under the Company’s or such subsidiaries’ equity incentive plans. The amount of net proceeds received will be subject to the determination of the Board to the extent such proceeds are other than cash. The Company’s stockholders’ equity, for purposes of calculating the management fee, could be greater or less than the amount of stockholders’ equity shown on the Company’s financial statements.

Incentive Fee

The Manager will be entitled to an incentive fee, payable quarterly in arrears in cash, with respect to each calendar quarter (or portion thereof) that the Management Agreement is in effect in an amount, not less than zero, equal to the difference between (1) the product of (x) 20% and (y) the difference between (i) Core Earnings (as defined below) for the most recent 12-month period (or if the closing date of the Combination is less than 12 months earlier, since the closing date of the Combination), including the current quarter, and (ii) the product of (A) the Company’s common equity in the most recent twelve (12)-month period (or if the closing date of the Combination is less than 12 months earlier, since the closing date of the Combination), including the current quarter and (B) 7% per annum, and (2) the sum of any incentive fee paid to the Manager with respect to the first three calendar quarters of the most recent 12-month period (or if the closing date of the Combination is less than 12 months earlier, since the closing date of the Combination); provided, however, that no incentive fee is payable with respect to any calendar quarter unless Core Earnings is greater than zero for the most recently completed 12 calendar quarters (or if the closing date of the Combination is less than 12 calendar quarters earlier, since the closing date of the Combination).

For purposes of calculating the incentive fee prior to the completion of a 12-month period following the Combination, Core Earnings will be calculated on an annualized basis. Core Earnings is a non-U.S. generally accepted accounting principles (“GAAP”) measure and is defined as U.S. GAAP net income (loss) attributable to the Company’s common stockholders (or, without duplication, the owners of the common equity of the Company’s direct subsidiaries, such as Company OP) and excluding (i) non-cash equity compensation expense, (ii) the expenses incurred in connection with the Company’s formation and an IPO, including the initial underwriting discounts and commissions, (iii) the incentive fee, (iv) acquisition costs from successful acquisitions, (v) depreciation and amortization, (vi) any unrealized gains or losses or other similar non-cash items that are included in net income for the current quarter, regardless of whether such items are included in other comprehensive income or loss, or in net income, (vii) one-time events pursuant to changes in U.S. GAAP and (viii) certain material non-cash income or expense items that in the judgment of management should not be included in Core Earnings. For clauses (vii) and (viii), such exclusions shall only be applied after discussions between the Manager and the Company’s independent directors and after approval by a majority of the Company’s independent directors.

For purposes of calculating the incentive fee, the Company’s common equity means: (a) the sum of (1) the net proceeds received by the Company (or, without duplication, the Company’s direct subsidiaries, such as Company OP) from all issuances of the Company’s common stock or such subsidiaries’ common equity securities since inception (allocated on a pro rata basis for such issuances during the calendar quarter of any such issuance), plus (2) the Company’s cumulative Core Earnings from and after the closing date of the Combination to the end of the most recently completed calendar quarter, less (b) (1) any distributions to the Company’s common stockholders (or owners of common equity the Company’s direct subsidiaries (such as Company OP), other than the Company or any of such subsidiaries), (2) any amount that the Company or any of the Company’s direct subsidiaries (such as Company OP) pay to repurchase for cash the Company’s common stock or common equity securities of such subsidiaries since the closing date of the Combination and (3) any incentive fee paid to the Manager since the closing date of the Combination. With respect to that portion of the period from and after the closing date of the Combination that is used in the calculation of the incentive fee, all items in the foregoing sentence (other than clause (a)(2)) are calculated on a daily weighted average basis. The Company’s common equity includes any restricted shares of the Company’s common stock or common equity of the Company’s direct subsidiaries (such as Company OP) and any other shares of the Company’s common stock or common equity of such subsidiaries underlying awards granted under the Company’s or such subsidiaries’ equity incentive plans. The amount of net proceeds received will be subject to the determination of the Board to the extent such proceeds are other than cash.

Reimbursement of Expenses	Reimbursement of expenses related to the Company incurred by the Manager, including legal, accounting, financial, due diligence and other services will be paid on the Company’s behalf by Company OP or its designee(s). The Company will reimburse the Manager for the Company’s allocable share of the salaries and other compensation of the Company’s chief financial officer and certain of its affiliates’ non-investment personnel who spend all or a portion of their time managing the Company’s affairs, and the Company’s share of such costs will be based upon the percentage of such time devoted by personnel of the Manager (or its affiliates) to the Company’s affairs. The Company may be required to pay the Company’s pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager and its affiliates required for the Company’s operations.

Termination Fee	Upon termination of the Management Agreement by the Company without cause or by the Manager if the Company materially breaches the Management Agreement, the Company will owe the Manager a termination fee equal to three times the sum of (i) the average annual base management fee and (ii) the average annual incentive fee, in each case earned by the Manager during the 24-month period immediately preceding such termination, calculated as of the end of the most recently completed calendar quarter before the date of termination.

The foregoing description of the Management Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Management Agreement, which is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

Stockholders Agreement

In connection with the Combination, on January 31, 2018, the Company entered into a stockholders agreement with CLNS OP (the “Stockholders Agreement”). Pursuant to the Stockholders Agreement, until the later of the two year anniversary of the closing of the Combination and the second annual meeting of stockholders of the Company, CLNS OP will cause its shares of Common Stock (as defined below) to be present for purposes of establishing a quorum of the stockholders at any meeting of stockholders of the Company and to cause its shares of Common Stock to be voted in favor of the director nominees recommended by the Board in the Company’s definitive proxy statement on Schedule 14A. The Stockholders Agreement also provides that, until the later of the two year anniversary of the closing of the Combination and the second annual meeting of stockholders of the Company, CLNS OP will not, and will cause its affiliates not to (each solely in its capacity as a Company stockholder), take any action to change the composition of the Board in a manner that results in the Board being comprised of less than a majority of independent directors.

Pursuant to the Stockholders Agreement, CLNS OP will, and will cause RED REIT to, enter into a customary lock-up agreement with the underwriters of any offering of Common Stock for a term not to extend beyond the one year anniversary of the closing of the Combination. In addition, until the one year anniversary of the closing of the Combination, CLNS OP will not, and will cause its affiliates not to, make any transfers of OP Units to non-affiliates of CLNS OP unless such transfer is approved by a majority of the Board, including a majority of the independent directors. However, the approval of the Board is not required in connection with a transfer by operation of law or pursuant to a merger, sale of all or substantially all of the assets or similar fundamental transaction involving CLNS and/or CLNS OP. The foregoing does not restrict any conversion of OP Units for equity of the Company pursuant to Company OP’s limited liability company agreement.

The foregoing description of the Stockholders Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Stockholders Agreement, which is attached hereto as Exhibit 10.4 and is incorporated herein by reference.

Registration Rights Agreement

In connection with the closing of the Combination, on January 31, 2018, the Company entered into a registration rights agreement with CLNS OP and RED REIT (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, subject to certain exceptions, the Company will be required to use commercially reasonable efforts to file one or more registration statements within thirteen (13) months following the consummation of the Combination that (i) register for resale the Common Stock issued in the Combination and (ii) register the issuance or resale of the Class A Common Stock, par value $0.01 per share, of the Company (the “Class A Common Stock”) issued upon redemption of the OP Units issued in the Combination. Further, pursuant to the Registration Rights Agreement, at the request of a holder, the Company must use commercially reasonable efforts to effect the sale of all or part of the registrable securities through an underwritten public offering under the applicable registration statement; provided, however, that such holders may not exercise such registration rights more than once in any consecutive 120-day period.

Pursuant to the Registration Rights Agreement, CLNS OP and RED REIT are also entitled to receive notice of any proposed underwritten public offering for the Company’s own account or for another security holder. Such holders may request in writing within five business days following receipt of such notice to participate in any underwritten public offering; provided that if the number of shares of Common Stock as to which registration has been demanded exceeds the maximum number of shares that can be sold in such offering without adversely affecting its success, the shares of common stock requested by CLNS OP or RED REIT may be cutback from such underwritten public offering.

The Company is required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares by the holders. The Company also is required to indemnify each holder who includes registrable securities in any registration and any person who is or might be deemed a controlling person of such holder within the meaning of Section 15 of the Securities Act of 1933, as amended (the “Securities Act”), or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), against certain liabilities incurred in connection with the registration of such holder’s registrable securities.

The registration rights described above will terminate as to any stockholder at such time as all of such stockholder’s securities could be sold in a single calendar quarter without compliance with the registration requirements of the Securities Act pursuant to Rule 144.

The foregoing description of the Registration Rights Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, which is attached hereto as Exhibit 10.5 and is incorporated herein by reference.

Repurchase Agreement Amendments

The Company is currently negotiating amendments to certain terms of the master repurchase agreements between (i) certain subsidiaries of NorthStar I and each of Morgan Stanley Bank, N.A. (the “NSI MSB MRA”), Citibank, N.A. (the “NSI Citi MRA”) and Deutsche Bank AG, Cayman Islands Branch (the “NSI DB MRA”), respectively, and (ii) certain subsidiaries of NorthStar II and each of Morgan Stanley Bank, N.A. (the “NSII MSB MRA”), Citibank, N.A. (the “NSII Citi MRA”) and Deutsche Bank AG, Cayman Islands Branch (the “NSII DB MRA”), respectively, as well as the associated limited guaranty agreements pertaining to each of such master repurchase agreements. In each case, the Company seeks to (a) replace the prior guarantors with Company OP, (b) to modify certain names of affiliates of the respective repurchase agreement parties and the terms triggering change of control prohibitions to reflect the holding and management structure of the Company and its subsidiaries after consummation of the Combination, and (c) to modify the financial covenants of the guaranties such that the financial covenants of the guarantor related to each such master repurchase agreement will be uniform. The Company expects that the financial covenants in each guaranty related to the aforementioned master repurchase agreements will require Company OP to maintain the following financial metrics: (1) liquidity of no less than the lower of (i) fifty million dollars ($50,000,000) and (ii) the greater of (A) ten million dollars ($10,000,000) and (B) five percent (5%) of Company OP’s recourse indebtedness, (2) consolidated tangible net worth of no less than the sum of (i) $2,142 million plus (ii) seventy-five percent (75%) of the net cash proceeds received by Company OP related to offerings of common equity, (3) a consolidated debt to assets leverage ratio of no greater than 0.75 to 1.00, and (4) a ratio of consolidated EBITDA to consolidated interest expense of no less than 1.4 to 1.0.

Each of the aforementioned master repurchase agreements, limited guaranties and applicable amendments are publicly filed with the Securities and Exchange Commission by NorthStar I and NorthStar II, respectively. For further information regarding such master repurchase agreements and limited guaranties, see the quarterly reports on Form 10-Q, current reports on Form 8-K and registration statement on Form S-11, each of which are incorporated herein by reference, as follows: (i) with respect to the NSI MSB MRA, the Current Report on Form 8-K filed by NorthStar I on October 19, 2015; (ii) with respect to the NSI Citi MRA, the Current Report on Form 8-K filed by NorthStar I on July 19, 2012, the Current Report on Form 8-K filed by NorthStar I on December 4, 2012, the Current Report on Form 8-K filed by NorthStar I on April 23, 2013, the Quarterly Report on Form 10-Q filed by NorthStar I for the quarter ended September 30, 2014, the Current Report on Form 8-K filed by NorthStar I on October 24, 2014, and the Current Report on Form 8-K filed by NorthStar I on October 20, 2016; (iii) with respect to the NSI DB MRA, the Current Report on Form 8-K filed by NorthStar I on March 12, 2013; (iv) with respect to the NSII MSB MRA, the Current Report on Form 8-K filed by NorthStar II on June 11, 2015, and Post-Effective Amendment No. 15 to NorthStar II’s Registration Statement on Form S-11 filed by NorthStar II on July 15, 2016; (v) with respect to the NSII Citi MRA, the Current Report on Form 8-K filed by NorthStar II on October 16, 2013, and the Current Report on Form 8-K filed by NorthStar II on October 17, 2016; and (vi) with respect to the NSII DB MRA, the Current Report on Form 8-K filed by NorthStar II on July 9, 2014, and Quarterly Report on Form 10-Q filed by NorthStar II for the quarter ended September 30, 2014.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The information set forth in the Explanatory Note of this Current Report on Form 8-K is incorporated herein by reference.

On January 31, 2018, prior to the effective time of the Mergers, pursuant to the Combination Agreement, CLNS OP made the CLNS OP Contribution in exchange for approximately 44.4 million shares of the Class B-3 Common Stock, par value $0.01 per share, of the Company (the “Class B-3 Common Stock” and, together with the Class A Common Stock, the “Common Stock”). Each share of Class B-3 Common Stock will convert into one (1) share of Class A Common Stock upon the close of trading on February 1, 2019.

Immediately following the CLNS OP Contribution and prior to the effective time of the Mergers, pursuant to the Combination Agreement, RED REIT made the RED REIT Contribution in exchange for approximately 3.1 million OP Units.

Pursuant to the Combination Agreement, at the NorthStar I Merger Effective Time, each share of NorthStar I common stock, par value $0.01 per share (the “NorthStar I Common Stock”), issued and outstanding immediately prior to the NorthStar I Merger Effective Time was cancelled and converted into the right to receive 0.3532 shares of Class A Common Stock, plus cash in lieu of any fractional shares (the “NorthStar I Merger Consideration”). Additionally, all of the shares of restricted stock granted under NorthStar I’s Long Term Incentive Plan that were outstanding immediately prior to the NorthStar I Merger Effective Time automatically became fully vested and entitled to receive the NorthStar I Merger Consideration.

Also pursuant to the Combination Agreement, at the NorthStar II Merger Effective Time, each share of NorthStar II common stock, par value $0.01 per share, issued and outstanding immediately prior to the NorthStar II Merger Effective Time was cancelled and converted into the right to receive 0.3511 shares of Class A Common Stock, plus cash in lieu of any fractional shares (the “NorthStar II Merger Consideration”). Additionally, all of the shares of restricted stock granted under NorthStar II’s Long Term Incentive Plan that were outstanding immediately prior to the NorthStar II Merger Effective Time automatically became fully vested and entitled to receive the NorthStar II Merger Consideration.

Immediately following the Mergers, the Company contributed and conveyed to Company OP (i) the CLNS OP Contributed Entities, (ii) the equity interests of NorthStar I OP and (iii) the equity interests of NorthStar II OP, in exchange for an aggregate number of OP Units equal to the sum of (A) 44,399,444, (B) the number of shares of Class A Common Stock issued pursuant to the NorthStar I Merger and (C) the number of shares of Class A Common Stock issued pursuant to the NorthStar II Merger, respectively.

In connection with the Combination, the Company issued approximately 42.1 million shares of Class A Common Stock to former NorthStar I stockholders and approximately 40.4 million shares of Class A Common Stock to former NorthStar II stockholders. Further, as noted above, the Company issued approximately 44.4 million shares of Class B-3 Common Stock to CLNS OP. Company OP issued approximately 3.1 million OP Units to RED REIT and approximately 126.9 million OP Units to the Company.

In addition, prior to the closing of the Combination, the Company calculated the amount by which distributions by NorthStar I and NorthStar II from July 1, 2017 through January 30, 2018 (the “Measurement Period”) (excluding the dividend payment made on July 1, 2017) exceeded each such company’s funds from operations. On January 31, 2018, NorthStar I, which generated the least amount of cash leakage in excess of funds from operations during the Measurement Period, declared a special cash dividend (the “NorthStar I Special

Dividend”) to the holders of record of the shares of NorthStar I Common Stock as of 9:00 p.m., Eastern Time, on January 31, 2018 (the “NorthStar I Record Holders”) in the amount of $0.013777364 per share of NorthStar I Common Stock, in order to true up the agreed contribution values of NorthStar I and NorthStar II in relation to each other. The NorthStar I Special Dividend has been deposited with NorthStar I’s transfer agent for further payment to the NorthStar I Record Holders in accordance with the Combination Agreement.

The issuance of the Class A Common Stock in connection with the Combination was registered under the Securities Act pursuant to the Company’s registration statement on Form S-4 (File No. 333-221685) filed with the SEC on November 21, 2017 (as amended, the “Registration Statement”), and declared effective on December 6, 2017. The offer and sale of the Class B-3 Common Stock and OP Units in the Combination were made in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act. The definitive joint proxy statement/prospectus of the Company, NorthStar I and NorthStar II, dated December 6, 2017 (as supplemented by the Company’s, NorthStar I’s and NorthStar II’s Current Reports on Form 8-K filed on January 8, 2018), which forms a part of the Registration Statement, contains additional information about the Combination and the other transactions contemplated by the Combination Agreement, which is incorporated by reference into this Item 2.01.

Shares of the Class A Common Stock were approved for listing on the New York Stock Exchange (the “NYSE”) and began trading under the symbol “CLNC” on the NYSE effective as of the opening of trading on February 1, 2018.

The foregoing description of the Combination Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Combination Agreement, which was filed as Exhibit 2.1 to the Registration Statement and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in the Explanatory Note, Item 1.01 and Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in the Explanatory Note and Item 2.01of this Current Report on Form 8-K is incorporated herein by reference.

The 44,399,444 shares of Class B-3 Common Stock and 3,075,623 OP Units issued and sold to CLNS OP and RED REIT, respectively, pursuant to the Combination Agreement were issued and sold in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act, as a transaction not involving a public offering. Each share of Class B-3 Common Stock will convert into one (1) share of Class A Common Stock upon the close of trading on February 1, 2019. Each OP Unit is redeemable for cash, or at the option of the Company, Class A Common Stock on a one-for-one basis.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The information set forth in the Explanatory Note and Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Officers

On January 29, 2018, in anticipation of the closing of the Combination, the Board replaced all the officers of the Company by appointing each of the following executive officers to the executive officer position of the Company besides such person’s name:

Kevin P. Traenkle	Chief Executive Officer and President
Sujan S. Patel	Chief Financial Officer and Treasurer
Neale W. Redington	Chief Accounting Officer
David A. Palamé	General Counsel and Secretary

The following is a brief biographical summary for each of Mr. Traenkle, Mr. Patel, Mr. Redington, Mr. Palamé and Mr. Hedstrom.

Kevin P. Traenkle, age 47, is the Chief Executive Officer and President of the Company. Mr. Traenkle is an Executive Vice President and Chief Investment Officer of CLNS, having previously held the position of Executive Director and Chief Investment Officer for Colony Capital, Inc. In his roles at CLNS and Colony Capital, Inc., he has been involved in many facets of the businesses, including business strategy, product development, global client relations, oversight of individual investment and divestment decisions, as well as portfolio construction and risk management. Prior to rejoining the Colony Capital business in 2002, Mr. Traenkle worked for a private equity investment firm, where, among other responsibilities, he focused on the firm’s real estate-related investment and management activities. Prior to originally joining Colony Capital in 1993, Mr. Traenkle worked in the municipal finance department for the investment bank First Albany Corporation in Albany, New York. Mr. Traenkle received a Bachelor of Science in Mechanical Engineering from Rensselaer Polytechnic Institute in Troy, New York.

Sujan S. Patel, age 39, is the Chief Financial Officer and Treasurer of the Company. Mr. Patel is a Managing Director and Co-Head of U.S. Investment Management of CLNS and has held such position since January 2017. He is responsible for overseeing the sourcing, structuring and execution of CLNS’s opportunistic equity, debt and strategic investments across all asset types and geographies. Prior to serving in his current position, Mr. Patel was Managing Director and Co-Head of Investments at NorthStar Asset Management Group Inc., or, together with its predecessors, NSAM, a predecessor of CLNS, where he was directly involved in or oversaw over $21 billion of closed transactions. Prior to joining NSAM in 2007, Mr. Patel was with Thayer Lodging Group, a lodging-dedicated private equity firm, focusing on all aspects of sourcing, acquiring, financing and disposing of over $2 billion of hotel investments, earlier beginning his career at Morgan Stanley in investment banking. Mr. Patel received a Bachelor of Arts in Engineering Sciences Modified with Economics from Dartmouth College.

Neale W. Redington, age 51, is the Chief Accounting Officer of the Company. Mr. Redington is a Managing Director and the Chief Accounting Officer of CLNS. He is responsible for financial accounting and reporting for firm-sponsored investments and related affiliates and subsidiaries of CLNS. Prior to joining the predecessor Colony Capital business in 2008, Mr. Redington was an audit partner in the real estate and hospitality practice of Deloitte & Touche LLP. During his twenty years with Deloitte, Mr. Redington worked in both London and Los Angeles. Mr. Redington, a Certified Public Accountant (license inactive) and a Chartered Accountant in England & Wales, received a Bachelor of Commerce in Accounting degree with Honors from the University of Birmingham in England.

David A. Palamé, age 40, is the General Counsel and Secretary of the Company. Mr. Palamé is a Managing Director and Deputy General Counsel of CLNS where he is responsible for global legal, private capital formation, investment allocation and support for the CLNS business. Prior to joining the Colony Capital business in 2007, Mr. Palamé was an associate with the law firm of Sullivan & Cromwell LLP and previously served as a law clerk to the Honorable William J. Rea, United States District Court for the Central District of California at Los Angeles. Mr. Palamé received a Bachelor of Arts from the State University of New York at Buffalo and a Juris Doctor degree from the University of Pennsylvania Law School.

Board of Directors

On January 29, 2018, in anticipation of the closing of the Combination, each of Catherine D. Rice, Vernon B. Schwartz, Darren J. Tangen, Kevin P. Traenkle, John E. Westerfield and Winston W. Wilson became directors of the Company (collectively, the “New Directors”). Richard B. Saltzman, who was the sole member of the Board prior to the appointment of the New Directors, will continue as a director of the Company.

On January 30, 2018, the Board established an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee. The Board appointed Catherine D. Rice, Vernon B. Schwartz, John E. Westerfield and Winston W. Wilson as the entire membership of the Audit Committee, Catherine D. Rice, Vernon B. Schwartz, John E. Westerfield and Winston W. Wilson as the entire membership of the Governance and Nominating Committee, and Catherine D. Rice, Vernon B. Schwartz, John E. Westerfield and Winston W. Wilson as the entire membership of the Compensation Committee.

Also on January 30, 2018, in anticipation of the completion of the closing of the Combination, the Board adopted a form of indemnification agreement, which was entered into on January 30, 2018 with each of the directors and officers of the Company, requiring the Company to indemnify each such individual to the fullest extent permitted under Maryland law against liability that may arise by reason of such individual’s service to the Company, and to advance reasonable expenses incurred as a result of any proceeding against such individual as to which he or she could be indemnified (the “Form of Indemnification Agreement”).

The foregoing description of the Form of Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Form of Indemnification Agreement, which is attached hereto as Exhibit 10.6 and is incorporated herein by reference.

Other than as disclosed herein, there are no arrangements or understandings between any of the New Directors and any other persons pursuant to which any such director was selected as a director. Other than as disclosed herein, there are no relationships or related transactions between the New Directors and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

Colony NorthStar Credit Real Estate, Inc. 2018 Equity Incentive Plan

On January 29, 2018 (the “Effective Date”), the Board adopted, and prior to the Combination the sole stockholder of the Company approved, the Colony NorthStar Credit Real Estate, Inc. 2018 Equity Incentive Plan (as amended from time to time, the “2018 Plan”). The 2018 Plan became effective on the Effective Date. Unless terminated earlier, the 2018 Plan will terminate automatically ten years after the Effective Date.

The 2018 Plan is intended to (i) provide an incentive to participants to stimulate their efforts towards the success of the Company and to operate and manage its business in a manner that will provide for the long-term growth and profitability of the Company and (ii) provide a means of obtaining, rewarding and retaining service providers of the Company, the Manager and their affiliates.

The 2018 Plan generally is administered by a committee (the “Committee”) consisting of two or more directors of the Company. Each such director will be required to qualify as an “independent director” under the NYSE listing rules and a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act. The Committee may be the Compensation Committee or a subcommittee of the Compensation Committee that satisfies the foregoing requirements. The Board is also authorized to appoint one or more committees of the Board consisting of one or more directors of the Company who need not be non-employee director to administer the 2018 Plan with respect to participants in the plan who are not Company “officers” within the meaning of Rule 16a-1(f) under the Exchange Act or Company directors and, in this capacity, would be authorized to grant awards under the 2018 Plan to such participants and to determine all terms of such awards. The Committee may also delegate to a designated officer who is also a Company director the power and authority to grant awards to non-executive employees. The Board retains the authority under the 2018 Plan to exercise any or all of the powers and authorities related to the administration and implementation of the 2018 Plan.

The Board is authorized to amend, suspend or terminate the 2018 Plan as to any shares of the Class A Common Stock as to which awards have not been made. Any amendment to the 2018 Plan, however, will be subject to receipt of the approval of the Company’s stockholders if stockholder approval of the amendment is required by any law or regulation or the listing rules of the NYSE (or any other stock exchange on which the Class A Common Stock is listed in future), or to the extent determined by the Board. Stockholder approval will be required for any proposed amendment to the 2018 Plan provisions that prohibit the re-pricing of outstanding stock options or stock appreciation rights or that generally require the exercise price of any stock option to be at least equal to the fair market value of the Class A Common Stock on the grant date. Without the consent of the affected grantee of an outstanding award, no amendment, suspension or termination of the 2018 Plan may impair the rights or obligations under that award.

The 2018 Plan permits the grant of awards with respect to 4,000,000 shares of the Class A Common Stock, subject to adjustment pursuant to the terms of the plan. Awards may be granted under the 2018 Plan to (x) the Manager or any employee, officer, director, consultant or advisor (who is a natural person) providing services to the Company, the Manager or their affiliates and (y) any other individual whose participation in the 2018 Plan is determined to be in the best interests of the Company. The following types of awards may be made under the 2018 Plan, subject to the limitations set forth in the plan: (i) stock options (which may be either incentive stock options or non-qualified stock options); (ii) stock appreciation rights (“SARs”); (iii) restricted stock awards; (iii) stock units; (iv) unrestricted stock awards; (v) dividend equivalent rights; (vi) performance awards; (vii) annual cash incentive awards; (viii) long-term incentive units; and (ix) other equity-based awards.

Shares subject to an award granted under the 2018 Plan will be counted against the maximum number of shares of Class A Common Stock available for issuance thereunder as one share of Class A Common Stock for every one share of Class A Common Stock subject to such an award. Shares subject to an award granted under the 2018 Plan will again become available for issuance under the 2018 Plan if the award terminates by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares (except as set forth in the following sentence). The number of shares of Class A Common Stock available for issuance under the 2018 Plan will not be increased by (i) any shares tendered or withheld in connection with the purchase of shares upon exercise of a stock option, (ii) any shares deducted or delivered in connection with the Company’s tax withholding obligations, or (iii) any shares purchased by the Company with proceeds from stock option exercises.

During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act: (i) the maximum number of shares of Class A Common Stock subject to stock options or SARs that may be granted under the 2018 Plan to any participant (other than a non-employee director) is 1,000,000 in a calendar year; (ii) the maximum number of shares of the Class A Common Stock that may be granted under the 2018 Plan pursuant to awards, other than stock options or SARs, that are stock-denominated and are either stock- or cash-settled to any participant (other than a non-employee director) is 1,000,000 in a calendar year; (iii) the maximum amount that may be paid as a cash-denominated performance award (whether or not cash-settled) for a performance period of twelve months or less to any participant (other than a non-employee director) is $4,000,000 and the maximum amount that may be paid as a cash-denominated performance award (whether or not cash-settled) for a performance period of greater than twelve months to any participant (other than a non-employee director) is $7,500,000; (iv) the maximum number of shares of the Class A Common Stock that may be granted under the 2018 Plan pursuant to awards that are stock-denominated and are either stock- or cash-settled to any non-employee director is 100,000 in a calendar year; and (v) the maximum amount that may be paid as a cash-denominated award (whether or not cash-settled) to any non-employee director is $1,000,000 in a calendar year.

In the event that the number of outstanding shares of the Class A Common Stock is increased or decreased or the shares of the Class A Common Stock are changed into or exchanged for a different number of shares or kind of capital stock or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of stock, exchange of stock, stock dividend or other distribution payable in capital stock, or other increase or decrease in shares of the Class A Common Stock effected without receipt of consideration by the Company, the Committee will adjust the terms of outstanding awards under the 2018 Plan to preserve the proportionate interests of the holders in such awards. The adjustments will include proportionate adjustments to (i) the number and kind of shares of stock subject to outstanding awards and (ii) the per share exercise price of outstanding stock options and SARs.

If the Company is the surviving entity in any reorganization, merger or consolidation of the Company with one or more other entities which does not constitute a “Change in Control” (as defined in the 2018 Plan), any outstanding stock option or SAR will pertain to the securities to which a holder of the number of shares of the Class A Common Stock subject to such stock option or SAR would have been entitled immediately after such transaction, with a corresponding proportionate adjustment to the per share exercise price. Further, in the event of any such transaction, performance-based awards (and the related performance measures if deemed appropriate by the Committee) will be adjusted to apply to the securities that a holder of the number of shares of the Class A Common Stock subject to such performance-based awards would have been entitled to receive immediately after the transaction.

Upon the occurrence of a Change in Control in which all or a portion of outstanding awards are not being assumed or continued, (i) unvested awards will be deemed to have vested (with performance-based equity awards deemed to have vested in (x) an amount equal to the pro-rata portion of the award’s target level of achievement if equal to or less than half of the performance period has lapsed or (y) an amount based on actual achievement of the performance conditions if more than half the performance period has lapsed) and (ii) such awards will be cancelled in exchange for cash or securities having value equal to the formula or fixed per share price paid to holders of the Class A Common Stock pursuant to such Change in Control (less any applicable exercise price). Alternatively, after providing written notice to holders, the Committee may provide that all stock options and SARs will become immediately exercisable for at least 15 days prior to a Change in Control in which all or a portion of such awards will not be assumed and that any such awards remaining unexercised at the consummation of such Change in Control will be cancelled without payment of consideration therefor. The Company may also make provisions for the continuation or substitution of outstanding awards in connection with a Change in Control, including for the conversion of performance-based equity awards into cash- or stock-denominated awards subject to service-based vesting for the uncompleted portion of the applicable performance period.

Any award granted pursuant to the 2018 Plan will be subject to mandatory repayment by the grantee to the Company to the extent the grantee is or in the future becomes subject to any Company “clawback” or recoupment policy that requires the repayment by the grantee to the Company of compensation paid by the Company to the grantee in the event that the grantee fails to comply with, or violates, the terms or requirements of such policy. Further, any award granted pursuant to the 2018 Plan will be subject to mandatory repayment by the grantee to the Company to the extent so provided in the award agreement.

The Company expects to grant awards pursuant to the 2018 Plan to certain of its executive officers and directors in connection with the closing of the Combination.

The foregoing description of the 2018 Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the 2018 Plan, which is attached hereto as Exhibit 10.7 and is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in the Explanatory Note and Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

On January 30, 2018, the Amended and Restated Bylaws of the Company (the “Bylaws”) became effective. In accordance with the Combination Agreement, on January 31, 2018, the Company filed with the State Department of Assessments and Taxation of Maryland (“MSDAT”) Articles of Amendment and Restatement of the Company (the “Charter”) to reflect changes contemplated by the Combination Agreement. Please see the section entitled “Certain Provisions of Maryland Law and of the Company Charter and the Company Bylaws” in the Registration Statement for a description of the provisions of the Charter and the Bylaws, which description is incorporated herein by reference.

The foregoing descriptions of the Charter and the Bylaws do not purport to be complete and are qualified in their entirety by reference to the full text of the Charter and the Bylaws, which are attached hereto as Exhibit 3.1 and Exhibit 3.2, respectively, and incorporated herein by reference.

Item 5.05. Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

In connection with the Combination, the Board adopted a Code of Business Conduct and Ethics. A copy of the Company’s Code of Business Conduct and Ethics is available under the Investor Relations section of the Company’s website at www.clncredit.com.

Item 8.01. Other Events.

On February 1, 2018, the Company issued a press release announcing the completion of the transactions contemplated by the Combination Agreement. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

For a discussion of our potential risks and uncertainties, see the information under the heading “Risk Factors” in the prospectus included in the Registration Statement, which is accessible on the SEC’s website at www.sec.gov.

Item 9.01.	Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired.

The information set forth in Amendment No. 1 to the Registration Statement under the following captions is incorporated herein by reference:

•	“Annex F-1—NorthStar I’s Annual Report on Form 10-K for the year ended December 31, 2016”;

•	“Annex F-2—NorthStar I’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017”;

•	“Annex G-1—NorthStar II’s Annual Report on Form 10-K for the year ended December 31, 2016”;

•	“Annex G-2—NorthStar II’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017”; and

•	“Annex H-1—CLNS Investment Entities’ Audited Combined Financial Statements for the years ended December 31, 2016 and 2015 and Unaudited Combined Financial Statements for the nine months ended September 30, 2017.”

(b) Pro Forma Financial Information.

The information set forth in Amendment No. 1 to the Registration Statement under the caption “Colony NorthStar Credit Real Estate, Inc.—Unaudited Pro Forma Condensed Combined Financial Statements” is incorporated herein by reference.

(d) Exhibits.

Exhibit Number	Description

2.1	Amended and Restated Master Combination Agreement, dated as of November 20, 2017, among Colony Capital Operating Company, LLC, NRF RED REIT Corp., NorthStar Real Estate Income Trust, Inc., NorthStar Real Estate Income Trust Operating Partnership, LP, NorthStar Real Estate Income II, Inc., NorthStar Real Estate Income Operating Partnership II, LP, Colony NorthStar Credit Real Estate, Inc. and Credit RE Operating Company, LLC (incorporated by reference to Exhibit 2.1 to Colony NorthStar Credit Real Estate, Inc.’s Registration Statement on Form S-4 (No. 333-221685) effective December 6, 2017)

3.1	Articles of Amendment and Restatement of Colony NorthStar Credit Real Estate, Inc.

3.2	Amended and Restated Bylaws of Colony NorthStar Credit Real Estate, Inc.

10.1	Amended and Restated Operating Agreement of Credit RE Operating Company, LLC, dated as of January 31, 2018

10.2	Credit Agreement, dated as of January 31, 2018, by and among Credit RE Operating Company, LLC, as a borrower, the several lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent

10.3	Management Agreement, dated as of January 31, 2018, by and among Colony NorthStar Credit Real Estate, Inc., Credit RE Operating Company, LLC and CLNC Manager, LLC

10.4	Stockholders Agreement, dated as of January 31, 2018, by and between Colony NorthStar Credit Real Estate, Inc. and Colony Capital Operating Company, LLC

10.5	Registration Rights Agreement, dated as of January 31, 2018, by and among Colony NorthStar Credit Real Estate, Inc., Colony Capital Operating Company, LLC and NRF RED REIT Corp.

10.6	Form of Indemnification Agreement, between Colony NorthStar Credit Real Estate, Inc. and the Officers and Directors of the Company

Exhibit Number	Description

10.7	Colony NorthStar Credit Real Estate, Inc. 2018 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to Colony NorthStar Credit Real Estate, Inc.’s Registration Statement on Form S-8 (No. 333-222812) filed on February 1, 2018)

23.1	Consent of Grant Thornton to NorthStar Real Estate Income Trust, Inc.

23.2	Consent of Grant Thornton to NorthStar Real Estate Income II, Inc.

23.3	Consent of Ernst & Young to the CLNS Investment Entities

99.1	Press Release, dated February 1, 2018

*****

Exhibit Index

Exhibit Number	Description

2.1	Amended and Restated Master Combination Agreement, dated as of November 20, 2017, among Colony Capital Operating Company, LLC, NRF RED REIT Corp., NorthStar Real Estate Income Trust, Inc., NorthStar Real Estate Income Trust Operating Partnership, LP, NorthStar Real Estate Income II, Inc., NorthStar Real Estate Income Operating Partnership II, LP, Colony NorthStar Credit Real Estate, Inc. and Credit RE Operating Company, LLC (incorporated by reference to Exhibit 2.1 to Colony NorthStar Credit Real Estate, Inc.’s Registration Statement on Form S-4 (No. 333-221685) effective December 6, 2017)

3.1	Articles of Amendment and Restatement of Colony NorthStar Credit Real Estate, Inc.

3.2	Amended and Restated Bylaws of Colony NorthStar Credit Real Estate, Inc.

10.1	Amended and Restated Operating Agreement of Credit RE Operating Company, LLC, dated as of January 31, 2018

10.2	Credit Agreement, dated as of February 1, 2018, by and among Credit RE Operating Company, LLC, as a borrower, the several lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent

10.3	Management Agreement, dated as of January 31, 2018, by and among Colony NorthStar Credit Real Estate, Inc., Credit RE Operating Company, LLC and CLNC Manager, LLC

10.4	Stockholders Agreement, dated as of January 31, 2018, by and between Colony NorthStar Credit Real Estate, Inc. and Colony Capital Operating Company, LLC

10.5	Registration Rights Agreement, dated as of January 31, 2018, by and among Colony NorthStar Credit Real Estate, Inc., Colony Capital Operating Company, LLC and NRF RED REIT Corp.

10.6	Form of Indemnification Agreement, between Colony NorthStar Credit Real Estate, Inc. and the Officers and Directors of the Company

10.7	Colony NorthStar Credit Real Estate, Inc. 2018 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to Colony NorthStar Credit Real Estate, Inc.’s Registration Statement on Form S-8 (No. 333-222812) filed on February 1, 2018)

23.1	Consent of Grant Thornton to NorthStar Real Estate Income Trust, Inc.

23.2	Consent of Grant Thornton to NorthStar Real Estate Income II, Inc.

23.3	Consent of Ernst & Young to the CLNS Investment Entities

99.1	Press Release, dated February 1, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 1, 2018	COLONY NORTHSTAR CREDIT REAL ESTATE, INC.

	By:	/s/ David A. Palamé
David A. Palamé
General Counsel and Secretary